Exhibit 99.1

ARMADA HOFFLER PROPERTIES REPORTS SECOND QUARTER 2015 RESULTS

Normalized FFO of $0.24 Per Diluted Share

Core Operating Property Portfolio at 95.3% Occupancy

Company Raised 2015 Full-Year Normalized FFO Guidance

VIRGINIA BEACH, VA, August 4, 2015 – Armada Hoffler Properties, Inc. (NYSE: AHH) today announced its results for the quarter ended June 30, 2015.

Highlights include:

•	Funds From Operations (“FFO”) of $8.8 million, or $0.22 per diluted share, for the quarter ended June 30, 2015 compared to FFO of $6.3 million, or $0.19 per diluted share, for the quarter ended June 30, 2014.

•	Normalized FFO of $9.7 million, or $0.24 per diluted share, for the quarter ended June 30, 2015 compared to Normalized FFO of $6.6 million, or $0.20 per diluted share, for the quarter ended June 30, 2014.

•	The Company raised its 2015 full-year Normalized FFO Guidance – now $0.88 to $0.91 per diluted share – from its previous guidance of $0.86 to $0.90 per diluted share.

•	Core operating property portfolio occupancy up to 95.3% compared to 94.6% as of June 30, 2014.

•	Increased quarterly GAAP Same Store Net Operating Income (“NOI”) 3.2% and cash Same Store NOI 5.4% compared to the second quarter of 2014.

•	Added to its core operating property portfolio five projects that were previously in development, representing over 200,000 square feet of fully-leased office space and over 85,000 square feet of stabilized retail space in Hampton Roads, Virginia.

•	Added over 185,000 square feet of retail space to the Company’s portfolio with the acquisitions of Perry Hall Marketplace and Stone House Square in Maryland.

•	Completed the disposition of Whetstone Apartments in Durham, North Carolina.

•	Added over 120,000 square feet of retail space in July with the acquisitions of Columbus Village in Virginia Beach, Virginia and Socastee Commons in Myrtle Beach, South Carolina.

•	Added $104.1 million to construction contract backlog during the quarter ended June 30, 2015. Total construction backlog was $195.5 million as of June 30, 2015.

August 4, 2015

“We had another tremendous quarter,” commented Louis Haddad, Chief Executive Officer. “Continued positive momentum in third party construction profits, robust multi-family leasing, stabilization of nearly 300,000 square feet of development projects and accretive capital recycling through acquisitions and dispositions, have once again enabled us to raise our earnings guidance for the year. Activity across the broad spectrum of our business model continues to accelerate rapidly.”

Financial Results

Net income for the second quarter increased to $10.3 million compared to $2.3 million for the second quarter of 2014. The increase was primarily due to the $7.2 million gain on the sale of Whetstone Apartments.

FFO for the second quarter increased 39.7% to $8.8 million compared to $6.3 million for the second quarter of 2014. Normalized FFO for the second quarter increased 46.8% to $9.7 million compared to $6.6 million for the second quarter of 2014.

The year-over-year increases in FFO and Normalized FFO were primarily attributable to the delivery of seven new real estate development projects, three property acquisitions and organic growth in the Same Store property portfolio.

Net income for the second quarter was $0.25 per diluted share compared to $0.07 per diluted share for the second quarter of 2014. FFO for the second quarter was $0.22 per diluted share compared to $0.19 per diluted share for the second quarter of 2014. Normalized FFO for the second quarter was $0.24 per diluted share compared to $0.20 per diluted share for the second quarter of 2014.

Operating Performance

At the end of the second quarter, the Company’s office, retail and multifamily core operating property portfolios were 94.6%, 95.6% and 96.5% occupied, respectively.

During the second quarter, the Company added $104.1 million to construction contract backlog, which includes contracts to construct two new hotels at the Oceanfront in Virginia Beach, Virginia. Total construction backlog was $195.5 million at the end of the second quarter.

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Balance Sheet and Financing Activity

At the end of the second quarter, the Company had total outstanding debt of approximately $386.9 million, including $83.0 million outstanding under the $150.0 million revolving credit facility. Approximately 55% of the Company’s debt had fixed interest rates or were subject to interest rate swap locks at June 30, 2015. After considering LIBOR interest rate caps with strike prices at or below 150 basis points, approximately 83% of the Company’s debt was fixed or hedged at June 30, 2015.

Since the inception of the At-The-Market (“ATM”) continuous equity offering program in May, the Company has raised over $3.8 million of gross proceeds at a weighted average price of $10.50 per share. In May, the Company also refinanced the mortgage secured by Smith’s Landing with a new $21.6 million 4.05% fixed rate loan that matures in 2035 and in July, closed on a $50.0 million construction loan to fund the Johns Hopkins Village project.

Outlook

The Company raised 2015 full-year Normalized FFO guidance due to better than expected multi-family leasing and increased profit from the third party construction fee business, as well as lower expected general and administrative and interest expenses. The Company now expects 2015 full-year Normalized FFO in the range of $0.88 to $0.91 per diluted share compared to previous guidance of $0.86 to $0.90 per diluted share.

The following table outlines the Company’s assumptions along with Normalized FFO per share estimates for the full-year 2015.

Full-year 2015 Guidance [1]	Expected Ranges
Total GAAP NOI [2]	$53.3M	$53.8M
Construction company annual segment gross profit	$5.4M	$5.9M
General and administrative expenses	$8.1M	$8.4M
Interest expense [3]	$13.3M	$13.8M
Normalized FFO per diluted share [4]	$0.88	$0.91

[1]	Excludes the impact of any future, unannounced acquisitions, dispositions or other capital markets activity, except for the acquisition of a replacement property for the remaining Whetstone Apartments sale proceeds and additional shares that may be issued under the ATM program in an amount consistent with the second quarter, assuming favorable market conditions.

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[2]	Includes approximately $8.0 million from development pipeline projects.
[3]	The mid-point of the range reflects the assumption factors in the LIBOR forward yield curve, which anticipates increasing LIBOR during the year.
[4]	Normalized FFO excludes certain items, including debt extinguishment losses, property acquisition costs, mark-to-market adjustments for interest rate derivatives and other non-comparable items. See “Non-GAAP Financial Measures.” In addition, the calculation of Normalized FFO assumes 41.1 million weighted average shares and units outstanding, including the shares and units issued in connection with the acquisitions of Perry Hall Marketplace and Columbus Village and shares issued under the ATM program.

Supplemental Financial Information

Further details regarding operating results, properties and leasing statistics can be found in the Company’s supplemental financial package available at www.ArmadaHoffler.com under the Investor Relations section.

Webcast and Conference Call

The Company will host a webcast and conference call on Tuesday, August 4, 2015 at 8:30 a.m. Eastern Time to review quarterly results and discuss recent events. The live webcast will be available through the Investor Relations page of the Company’s website, www.ArmadaHoffler.com, or through www.viavid.com. To participate in the call, please dial 877-407-3982 (domestic) or 201-493-6780 (international). A replay of the conference call will be available through Friday, September 4, 2015 by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the pass code 13612677.

About Armada Hoffler Properties, Inc.

Armada Hoffler Properties, Inc. is a full service real estate company with extensive experience developing, building, owning and managing high-quality, institutional-grade office, retail and multifamily properties in attractive markets throughout the Mid-Atlantic United States. The Company has elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve

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known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include comments relating to the current and future performance of the Company’s operating property portfolio, the Company’s development pipeline, the Company’s construction and development business, including backlog and timing of deliveries, financing activities, as well as acquisitions, dispositions and the Company’s financial outlook and expectations. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and other documents filed by the Company with the Securities and Exchange Commission.

Non-GAAP Financial Measures

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income (loss) (calculated in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared period-over-period, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in

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accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Management also believes that the computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the results provided by the Company’s operating property portfolio and affect the comparability of the Company’s period-over-period performance. Accordingly, management believes that Normalized FFO is a more useful performance measure that excludes certain items, including but not limited to, debt extinguishment losses and prepayment penalties, property acquisition, development and other pursuit costs, mark-to-market adjustments for interest rate derivatives and other non-comparable items.

For reference, as an aid in understanding the Company’s computation of FFO and Normalized FFO, a reconciliation of net income calculated in accordance with GAAP to FFO and Normalized FFO has been included on page nine of this release.

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August 4, 2015

ARMADA HOFFLER PROPERTIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	June 30,	December 31,
	2015	2014
	(Unaudited)
Assets
Real estate investments:
Income producing property	$599,339	$513,918
Held for development	1,180	—
Construction in progress	24,169	81,082
Accumulated depreciation	(124,975)	(116,099)

Net real estate investments	499,713	478,901

Real estate investments held for sale	—	8,538

Cash and cash equivalents	27,356	25,883
Restricted cash	3,090	4,224
Accounts receivable, net	21,412	20,548
Construction receivables, including retentions	39,603	19,432
Construction costs and estimated earnings in excess of billings	53	272
Other assets	41,829	33,108

Total Assets	$633,056	$590,906

Liabilities and Equity
Indebtedness	$386,871	$359,229
Accounts payable and accrued liabilities	4,606	8,358
Construction payables, including retentions	42,700	42,399
Billings in excess of construction costs and estimated earnings	1,683	1,053
Other liabilities	22,833	17,961

Total Liabilities	458,693	429,000

Total Equity	174,363	161,906

Total Liabilities and Equity	$633,056	$590,906

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August 4, 2015

ARMADA HOFFLER PROPERTIES, INC.

CONDENSED CONSOLIDATED INCOME STATEMENTS

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(Unaudited)
Revenues
Rental revenues	$19,908	$15,319	$38,098	$30,512
General contracting and real estate services	47,066	20,495	76,137	39,729

Total revenues	66,974	35,814	114,235	70,241

Expenses
Rental expenses	4,631	3,840	9,391	7,816
Real estate taxes	1,959	1,408	3,616	2,751
General contracting and real estate services	45,283	19,354	73,425	37,339
Depreciation and amortization	5,766	4,057	10,674	8,026
General and administrative	2,096	1,981	4,424	4,027
Acquisition, development and other pursuit costs	591	—	762	—
Impairment charges	23	—	23	—

Total expenses	60,349	30,640	102,315	59,959

Operating income	6,625	5,174	11,920	10,282

Interest expense	(3,358)	(2,678)	(6,404)	(5,243)
Loss on extinguishment of debt	(180)	—	(407)	—
Gain on real estate dispositions	7,210	—	13,407	—
Other (expense) income	(16)	(194)	(148)	(82)

Income before taxes	10,281	2,302	18,368	4,957
Income tax benefit (provision)	4	(29)	35	(178)

Net income	$10,285	2,273	18,403	4,779

Per diluted share	$0.25	$0.07	$0.46	$0.15

Weighted average shares - diluted	40,356	33,035	40,088	32,931

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August 4, 2015

ARMADA HOFFLER PROPERTIES, INC.

RECONCILIATION OF NET INCOME TO FFO & NORMALIZED FFO

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(Unaudited)

Net income	$10,285	$2,273	$18,403	$4,779

Depreciation and amortization	5,766	4,057	10,674	8,026
Gain on real estate dispositions	(7,210)	—	(13,407)	—

Funds From Operations (FFO)	$8,841	$6,330	$15,670	$12,805

Acquisition, development and other pursuit costs	591	—	762	—
Impairment charges	23	—	23	—
Loss on extinguishment of debt	180	—	407	—
Derivative mark-to-market adjustments	40	262	187	169

Normalized FFO	$9,675	$6,592	$17,049	$12,974

FFO per diluted share	$0.22	$0.19	$0.39	$0.39

Normalized FFO per diluted share	$0.24	$0.20	$0.43	$0.39

Weighted average shares - diluted	40,356	33,035	40,088	32,931

Contact:

Michael P. O’Hara

Armada Hoffler Properties, Inc.

Chief Financial Officer and Treasurer

Email: MOHara@ArmadaHoffler.com

Phone: (757) 366-6684

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